Exhibit 5.1

Michael S. Mizell

General Counsel
(937) 259-7208
mike.mizell@dplinc.com

June 5, 2014

The Dayton Power and Light Company

1065 Woodman Drive

Dayton, Ohio 45432

Ladies and Gentlemen:

I am acting as counsel to The Dayton Power and Light Company, an Ohio corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $445,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, 1.875%. Series Due 2016 (the “Registered First Mortgage Bonds”), and the qualification under the Trust Indenture Act of 1939, as amended, of the Company’s First and Refunding Mortgage, dated as of October 1, 1935, as heretofore supplemented and modified, under which the Registered First Mortgage Bonds are to be issued, in connection with an offer by the Company to issue the Registered First Mortgage Bonds in exchange for its First Mortgage Bonds, 1.875% Series Due 2016 (the “Unregistered First Mortgage Bonds”), which are currently outstanding in the same aggregate principal amount, all as described in the Registration Statement.

Subject to the qualifications hereinafter expressed, I am of the opinion that the Registered First Mortgage Bonds, when issued and delivered as contemplated in the Registration Statement, will be legally issued and will be binding obligations of the Company.

This opinion is limited to the laws of the State of Ohio and of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the use of my name in the Registration Statement and in the prospectus contained therein.

Sincerely,

/s/ Michael S. Mizell
Michael S. Mizell

The Dayton Power and Light Company I 1065 Woodman Drive. Dayton, OH 45432 I www.dpandl.com